Contact:
David C. Dreyer
Chief Financial Officer
Christopher Powell
Director, FP&A and Investor Relations
866.861.3229

FOR IMMEDIATE RELEASE

AMN HEALTHCARE ANNOUNCES FIRST QUARTER 2009 RESULTS

SAN DIEGO – (May 7, 2009) – AMN Healthcare Services, Inc. (NYSE: AHS) today announced operating results for the first quarter 2009, which were in line with management’s expectations. Financial highlights include:

	Q1 2009	Q1 2008	% Chg
Revenue	$250 million	$294 million	(15%)
Adjusted EBITDA*	$17 million	$24 million	(29%)
Adjusted Diluted EPS*	$0.11	$0.26	(58%)
Cash Flow from Operations	$38 million	$17 million	123%
GAAP Net Income	($122 million)	$9 million	NM
GAAP Diluted EPS	($3.74)	$0.26	NM

* See “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.
NM – Not meaningful

“The strength of our differentiated business model, our focus on quality and our customer loyalty is becoming even more evident in this tight market environment. Over the last year, we have been able to grow market share and strengthen our leading position.  At the same time, we continue to expand our market opportunity and make investments in our future through progress with new service lines,” said Susan R. Nowakowski, President and Chief Executive Officer of AMN Healthcare. “We remain disciplined in streamlining our cost structure to deal with short-term volume trends and are prudently deleveraging our balance sheet by taking advantage of our strong cash flow generation.”

Key business highlights include:
•	Strengthened market leadership position while maintaining margins and operating profitability
•	Seeing signs of stabilization in travel nurse orders; growth in allied orders
•	Experienced a further reduction in new physician permanent placement searches
•	Launched a new Emergency Medicine division within locum tenens
•	Secured a favorable credit agreement amendment from our debtholders

For the first quarter of 2009, revenue for the Nurse and Allied staffing segment was $164 million, a decrease of 20% from the same quarter last year and 21% sequentially. The Locum Tenens staffing segment generated revenue of $75 million, a decrease of 2% from the same quarter last year and sequentially. The Physician Permanent Placement segment provided revenue of $11 million, a decrease of 17% from the same quarter last year and 10% sequentially.

Gross margin during the first quarter of 2009 was 25.6%, generally unchanged from the previous quarter, but down 75 bps as compared to 26.4% for the same quarter last year. The year over year decline mainly reflected continued lower revenue mix from the relatively high margin business line of international nursing and narrower margins in the travel nursing business.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2009, excluding $0.9 million in non-recurring legal expenses, were 19.7% as a percentage of revenue as compared to 18.8% in the same quarter last year. While SG&A increased as a percentage of revenue due to negative operating leverage, SG&A excluding the non-recurring legal expenses declined in absolute terms by $5.9 million, or 11%, over prior year and by $6.0 million, or 11%, sequentially, as cost-saving initiatives begun in the previous quarter took hold.

As a result of certain cost-reduction actions, the company recorded $2.9 million in restructuring charges, consisting mainly of severance payments related to workforce reductions as well as lease-related charges associated with facility consolidations. Also, in accordance with accounting rule FAS 142 the company incurred $176 million in non-cash impairment charges relating to goodwill and certain other intangible assets resulting from a combination of the company’s depressed equity market value and lower projected near-term growth rates for the healthcare staffing industry. These trends reflect the current downturn in the U.S. economy in general and, in particular, the continued deterioration in labor markets since the beginning of 2009. These impairment charges are non-cash expenses and will not have any impact on the company's cash position, future cash flows or debt covenants.

First quarter GAAP net loss per diluted share was ($3.74) and included the negative impacts of $3.78 of non-cash goodwill and other intangible asset impairment charges, $0.05 of restructuring charges and $0.02 of non-recurring legal costs.

Total debt outstanding at March 31, 2009 was $119.5 million, yielding a leverage ratio of 1.3.  Total average diluted shares outstanding for the first quarter of 2009 were 32.6 million.

Credit Facility Update
The company has secured an amendment to its credit agreement that increases the maximum allowable leverage ratio and extends the revolver tenor one year to match that of the term loan. The interest rate on the term debt remains unchanged at LIBOR plus 1.75% and the rate on the revolver increases 2.0%.

Business Trends and Outlook
During the first quarter of 2009 and first month of the second quarter, the general business trends have been as follows: demand for travel nurse professionals declined significantly during the first part of the year but has recently begun to show signs of stabilization, and demand for allied professionals has been growing, but both are still at levels considerably lower than prior year.  Locum tenens volume (days filled) has been relatively flat but is expected to increase as we continue through the year. The volume of new retained searches for physicians is down year-over-year and sequentially. Pricing, overall, has continued to trend slightly higher over prior year and gross margins are expected to expand slightly as bill-to-pay spreads widen. Based on these trends, second quarter consolidated revenue is expected to decline sequentially by approximately 20%. The majority of this decline is driven by volume trends in nurse staffing resulting from the earlier drop in demand levels.

“Though it is too early to call a bottom in our market, we are starting to see signs of stabilization in some of our key leading indicators,” Nowakowski added. “We are continuing to focus on adjusting our cost structure and maintaining strong relationships with both our clients and healthcare professionals. We are confident the long-term fundamentals of our business are still very much intact, and AMN Healthcare is positioned to weather the current challenging environment and take full advantage of our leadership position and improved operating leverage once conditions improve.”

Company Summary
AMN Healthcare Services, Inc. is the largest healthcare staffing company in the United States and the largest nationwide provider in all three of its business segments: travel nurse and allied staffing, locum tenens staffing (temporary physician staffing), and physician permanent placement services. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare settings throughout the United States. For more information, visit http://www.amnhealthcare.com.

Conference Call on May 7, 2009
AMN Healthcare Services, Inc.'s first quarter 2009 conference call will be held on Thursday, May 7, 2009, at 5:00 p.m., Eastern Time. A live webcast of the call can be accessed through AMN Healthcare's website at http://www.amnhealthcare.com/investors. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1096 in the U.S. or (612) 332-0228 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company's website. Alternatively, a telephonic replay of the call will be available at 7:30 p.m. Eastern Time on May 7, 2009, and can be accessed until May 21, 2009 at midnight Eastern Time, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 995474.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States ("GAAP"), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the Company's website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements
This earnings release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include those regarding second quarter consolidated revenue expectations, signs of stabilization in travel nurse orders, growth in allied orders, expected  increased locum tenens volume, the impact of the impairment charges, anticipated gross margins and bill-to-pay spreads, and Ms. Nowakowski’s comments including those regarding the company expanding market opportunity and making future investments with new service lines, the business long term fundamentals and the company’s ability to take advantage of its leadership position and improved operating leverage when conditions improve. We based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The following factors could cause our actual results to differ materially from those implied by the forward-looking statements in this earnings release: our ability to sustain our business in a significant economic downturn; our ability to continue to recruit qualified temporary and permanent healthcare professionals at reasonable costs; our ability to retain qualified temporary healthcare professionals for multiple assignments at reasonable costs; our ability to attract and retain sales and operational personnel; our ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks and physician practice groups on terms attractive to us and to secure orders related to those contracts; our ability to demonstrate the value of our services to our healthcare and facility clients, which may be impacted by the role of intermediaries such as vendor management companies; the general level of patient occupancy and utilization of services at our hospital and healthcare facility clients’ facilities, including the potential impact on such utilization caused by adoption of alternative modes of healthcare delivery, which utilization may influence demand for our services; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of our hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which we place temporary healthcare professionals; our ability to successfully design our strategic growth, acquisition and integration strategies and to implement those strategies, which includes our ability to obtain credit at reasonable terms to complete acquisitions, integrate acquired companies’ accounting, management information, human resource and other administrative systems, and implement or remediate controls, procedures and policies at acquired companies; our ability to leverage our cost structure; access to and undisrupted performance of our management information and communication systems, including use of the Internet, and our candidate and client databases and payroll and billing software systems; our ability to keep our web sites operational at a reasonable cost and without service interruptions; the effect of existing or future government legislation and regulation; our ability to grow and operate our business in compliance with legislation and regulations, including regulations that may affect our clients and, in turn, affect demand for our services, such as Medicare reimbursement rates which may negatively affect both orders and client receivables; the challenge to the classification of certain of our healthcare professionals as independent contractors; the impact of medical malpractice and other claims asserted against us; the disruption or adverse impact to our business as a result of a terrorist attack or breach of security of our data systems; our ability to carry out our business strategy and maintain sufficient cash flow and capital structure to support our business; our ability to meet our financial covenants, which if not met, could adversely affect our liquidity; the loss of key officers and management personnel that could adversely affect our ability to remain competitive; the effect of recognition by us of an impairment to goodwill; our ability to maintain and enhance the brand identities we have developed, at reasonable costs; and the effect of adjustments by us to accruals for self-insured retentions. Other factors that could cause actual results to differ from those implied by the forward-looking statements contained in this earnings release are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and its other quarterly and periodic reports filed with the SEC. These statements reflect the Company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this earnings release are likely to cause these statements to become outdated with the passage of time. The Company does not intend, however, to update the guidance provided today prior to its next earnings release.

AMN Healthcare Services, Inc. Condensed Consolidated Statements of Operations (dollars in thousands, except per share amounts) (unaudited)

	Three Months Ended March 31,
	2009	2008	% Chg

Revenue	$249,595	$293,593	(15.0%)
Cost of revenue	185,612	216,138	(14.1%)
Gross profit	63,983	77,455	(17.4%)
	25.6%	26.4%
Expenses:
Selling, general and administrative	50,080	55,103	(9.1%)
	20.1%	18.8%
Restructuring Charges	2,918	—	100%
Impairment Charges	175,707	—	100%
Depreciation and amortization	3,467	3,350	3.5%
Total expenses	232,172	58,453	297.2%
Income (loss) from operations	(168,189)	19,002	NM
	(67.4%)	6.5%
Interest expense, net	2,199	2,811	(21.8%)
Income (loss) before income taxes	(170,388)	16,191	NM
Income tax expense (benefit)	(48,554)	7,468	NM
Net income (loss)	$(121,834)	$8,723	NM
	(48.8%)	3.0%
Net income (loss) per common share:
Basic	$(3.74)	$0.26	NM
Diluted	$(3.74)	$0.26	NM

Weighted average common shares outstanding:
Basic	32,576	33,830	(3.7%)
Diluted	32,576	34,180	(4.7%)

NM – Not meaningful

AMN Healthcare Services, Inc.
Supplemental Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended March 31,

	2009	% of Rev	2008	% of Rev
Revenue
Nurse and allied healthcare staffing	$163,850		$203,985
Locum tenens staffing	74,791		76,353
Physician permanent placement services	10,954		13,255
	$249,595		$293,593

Reconciliation of Non-GAAP Items:

Adjusted EBITDA(1)
Nurse and allied healthcare staffing	$10,590	6.5%	$15,481	7.6%
Locum tenens staffing	3,821	5.1%	5,655	7.4%
Physician permanent placement services	3,050	27.9%	3,339	25.2%
	17,462	7.0%	24,475	8.3%

Depreciation and amortization	3,467		3,350
Stock-based compensation	2,675		2,123
Restructuring charges	2,918		-
Impairment charges	175,707		-
Unallocated non-recurring legal expense	884		-
Interest expense, net	2,199		2,811
Income (loss) before income taxes	(170,388)		16,191
Income tax expense	(48,554)		7,468
Net income (loss)	$(121,834)		$8,723

GAAP based diluted net loss per share (EPS)	$(3.74)
Adjustments:
Restructuring charges	0.05
Non-recurring legal expenses	0.02
Impairment charges	3.78
Adjusted diluted earnings per share (2)	$0.11

	Three Months Ended March 31,

	2009	2008	% Chg
Gross Margin
Nurse and allied healthcare staffing	23.0%	24.0%
Locum tenens staffing	26.2%	26.7%
Physician permanent placement services	61.6%	61.6%

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (3)	5,489	6,888	(20.3%)
Revenue per traveler per day (4)	$331.67	$325.43	1.9%
Gross profit per traveler per day (4)	$76.19	$78.00	(2.3%)

Locum tenens staffing
Days filled (5)	52,396	52,699	0.6%
Revenue per day filled (5)	$1,427	$1,449	(1.5%)
Gross profit per day filled (5)	$374.02	$386.95	(3.3%)

	As of March 31,
	2009	2008

Leverage Ratio (6)	1.3	1.5

(1)
Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, restructuring charges, impairment charges, non-recurring legal expenses and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income as an indicator of operating performance. Management believes that adjusted EBITDA is an industry-wide financial measure that is useful both to management and investors when evaluating the company’s performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company’s performance because it believes that adjusted EBITDA more accurately reflects the company’s results, as it excludes certain items, in particular stock-based compensation charges that management believes are not indicative of the company’s operating performance. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating or net income as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.

(2)
Adjusted EPS represents GAAP EPS plus restructuring and impairment charges and non-recurring legal expenses. Management presents adjusted EPS because it believes that adjusted EPS is a useful supplement to diluted net loss per share as an indicator of operating performance. Management believes such a measure provides a picture of the company’s results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). As defined, adjusted EPS is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EPS are not indicative of the company’s operating performance, these items do impact the income statement, and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.

(3)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(4)
Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company’s nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(5)
Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company’s locum tenens staffing segment divided by days filled for the period presented.

(6)	Leverage ratio represents the ratio of the total debt outstanding at the end of the period to the Adjusted EBITDA for the past twelve months.

AMN Healthcare Services, Inc. Condensed Consolidated Balance Sheets (in thousands) (unaudited)

	March 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$16,675	$11,316
Accounts receivable, net	148,376	182,562
Prepaid expenses	10,585	9,523
Income taxes receivable	4,448	3,440
Deferred income taxes, net	22,417	18,085
Other current assets	3,376	4,901
Total current assets	205,877	229,827

Fixed assets, net	24,938	24,018
Deposits and other assets	10,579	13,252
Goodwill	79,868	252,875
Intangible assets, net	118,940	122,845

Total assets	$440,202	$642,817

Liabilities and stockholders’ equity
Current liabilities:
Bank overdraft	$—	$3,995
Accounts payable and accrued expenses	24,667	24,420
Accrued compensation and benefits	36,728	44,871
Revolving credit facility	6,500	31,500
Current portion of notes payable	14,824	14,580
Deferred revenue	6,204	7,184
Other current liabilities	15,060	14,722
Total current liabilities	103,983	141,272

Notes payable, less current portion	98,208	100,236
Deferred income taxes, net	13,342	58,466
Other long-term liabilities	59,532	58,710
Total liabilities	275,065	358,684

Stockholders’ equity	165,137	284,133

Total liabilities and stockholders’ equity	$440,202	$642,817

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2009	2008

Net cash provided by operating activities	$37,557	$16,873

Net cash used in investing activities	(1,230)	(33,401)

Net cash provided by (used in) financing activities	(30,954)	5,934

Effect of exchange rates on cash	(14)	(66)

Net (decrease) increase in cash and cash equivalents	5,359	(10,660)

Cash and cash equivalents at beginning of period	11,316	18,495

Cash and cash equivalents at end of period	$16,675	$7,835